News Release

Investor Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Media Contact:

John Schneidawind, 215-986-2472
John.Schneidawind@unisys.com



UNISYS ANNOUNCES FIRST-QUARTER 2006 FINANCIAL RESULTS; COMPANY MAKES SIGNIFICANT PROGRESS IN REPOSITIONING EFFORT

BLUE BELL, Pa., April 18, 2006 - Unisys Corporation (NYSE: UIS) today announced, as part of its first-quarter 2006 financial results, significant progress in its previously announced plan to fundamentally reposition the company for long-term profitable growth.

Unisys reported a first-quarter 2006 net loss of $27.9 million, or 8 cents per share. The results included a pre-tax charge of $145.9 million for approximately 3,600 headcount reductions as part of the company's ongoing cost reduction program; a pre-tax gain of $149.9 million on the sale of the company's shares in Nihon Unisys Limited; and a pre-tax curtailment gain of $45.0 million related to changes announced in the company's U.S. defined benefit pension plans. These results compared with a first-quarter 2005 net
loss of $45.5 million, or 13 cents per share.   The first-quarter 2006 results
include a tax benefit of $7.3 million as compared to a tax benefit of $32.8 million in the first quarter of 2005. Pre-tax pension expense in the first quarter of 2006, including the curtailment gain, was $7.9 million compared with pre-tax pension expense of $46.8 million in the year-ago quarter.

Revenue for the first-quarter of 2006 increased 2% to $1.39 billion from $1.37 billion in the year-ago quarter. Currency had a 3 percentage-point negative impact on the company's revenue in the first quarter, reflecting a stronger U.S. dollar against most major currencies worldwide.


COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH
"During the first quarter we executed against our previously announced plan to reposition Unisys for profitable revenue growth over the 2007-2008 timeframe," said Joseph W. McGrath, Unisys president and chief executive officer. "Over the course of a ninety-day period, we generated $378 million of cash through the sale of an asset, began our cost reduction actions, completed the renegotiation of a challenging outsourcing joint venture, made changes to our U.S. pension plans, realigned our worldwide sales efforts to focus on expanding our business with our top 500 clients and top 10 geographies, and realigned our services delivery operation."

The company said all the changes made in the business had a mixed impact on its results in the quarter. Unisys reported double-digit growth in first-quarter 2006 orders, driven by double-digit gains in services orders. The company also experienced good growth in services revenue and made improvement in services operating margins. However, the company saw a significant decline in technology revenue and margins in the quarter due to weak demand for enterprise servers based on customer technology lifecycles and buying patterns. Unisys expects its technology business to remain weak in the second quarter and to strengthen in the second half of the year as it rolls out new enterprise server models. In the meantime, the company is focused on lowering its breakeven point in the technology business through the cost reduction actions it is taking.

"We continue to see 2006 as a transitional year," McGrath said. "We continue to expect some short-term impact on the business as we implement the repositioning actions, but we expect to see tangible benefits in our financial results as we move into 2007."

REPOSITIONING ACTIONS
Highlights of actions taken during the first quarter included:

- Unisys sold all of its 30.5 million shares in Nihon Unisys Limited (NUL), a leading IT solutions provider in Japan, generating cash proceeds of approximately $378 million and a pre-tax gain of $149.9 million. The sale does not affect Unisys relationship with NUL, which remains the exclusive distributor of Unisys hardware and software products in Japan.

- At the end of March Unisys began the process of implementing headcount reductions as part of its previously announced cost reduction plan. The company took an initial charge of $145.9 million for approximately 3,600 headcount actions, and is finalizing additional cost reduction actions, primarily in Continental Europe, for which it expects to take a charge in the second quarter. The company expects these actions to generate in excess of $250 million of annualized cost savings on a run-rate basis by the second half of 2007.

- Unisys reached a definitive agreement with its partner banks on renegotiated terms for its iPSL check processing joint venture in the United Kingdom. This is expected to result in an increase in revenue to Unisys of approximately $150 million over the 2006-2010 timeframe.

- To reduce future pension expense, the company adopted changes to its U.S. defined benefit pension plans, effective December 31, 2006, and will increase its matching contribution to its U.S. defined contribution savings plan beginning January 1, 2007. As a result of this change, in the quarter the company recorded a pre-tax curtailment gain of $45.0 million.

- Unisys and NEC reached a series of alliance agreements to collaborate in server technology, research and development, manufacturing, and solutions delivery.

- The company put in place targeted sales compensation and marketing programs aimed at driving order and revenue growth by focusing sales efforts on top 500 clients, top geographies, and selected new customer accounts.

- The company realigned its services delivery operation by rolling out a new "high-performance center" consisting of integrated teams of highly skilled people who can deliver resources in the company's focused growth markets.

FIRST-QUARTER COMPANY RESULTS
The company reported double-digit growth in overall orders in the first quarter. Services orders showed double-digit growth, reflecting order gains for infrastructure services and systems integration and consulting. Technology orders showed mid single-digit declines in the quarter, driven by order declines for specialized equipment.

Revenue in the U.S. was flat in the quarter at $620 million. Revenue in international markets increased 3% in the quarter to $768 million. On a constant currency basis, international revenue grew 9%.

The company's gross profit margin and operating profit margin in the first quarter of 2006 were 14.5% and (12.2%), respectively, which include the cost-reduction charge and pension expense. These compared with gross and operating profit margins of 19.0% and (4.8%), respectively, in the first quarter of 2005.

FIRST-QUARTER BUSINESS SEGMENT RESULTS
Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude the cost-reduction charge discussed above.

Customer revenue in the company's services segment increased 6% in the first quarter of 2006 compared with the year-ago period. This was driven by double-digit growth in outsourcing and infrastructure services and good growth in systems integration and consulting, partially offset by a double-digit revenue decline in core maintenance. On a reported basis, gross profit margin in the services business improved to 15.2% from 11.0% a year ago, while the services operating margin improved to (0.9%) compared with (6.8%) a year ago. Excluding the impact of pension expense in both periods, services gross profit margin improved to 15.9% from 13.8% a year ago, while services operating margin improved to (0.1%) compared with (3.2%) a year ago.

Customer revenue in the company's technology segment declined 18% in the first quarter of 2006 driven by double-digit declines in enterprise servers and in specialized equipment. Reflecting lower sales volume of high-margin enterprise server products, technology reported gross profit margin declined to 41.9% from 47.7% a year ago, and technology reported operating margin declined to (5.4%) from 6.1% a year ago. Excluding the impact of pension expense in both periods, the technology gross profit margin was 41.8% in the first quarter of 2006 compared to 48.0% in the year-ago quarter, and the technology operating margin declined to (6.1%) compared with 8.5% in the year-ago period.


CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $27 million of cash from operations in both the current and prior-year quarters. Capital expenditures in the first quarter of 2006 were $73 million compared to $97 million in the year-ago quarter. After deducting for capital expenditures, Unisys used $46 million of free cash in the quarter compared with usage of $70 million in the first quarter of 2005.

Including the approximately $378 million of proceeds from the sale of NUL shares, Unisys ended the first quarter of 2006 with $980 million of cash on hand.

As a result of the significant changes adopted to its U.S. defined benefit pension plans, the company was required to re-measure plan assets and obligations as of March 31, 2006. Based on this re-measurement, the company's U.S. qualified defined benefit pension plan is no longer in a minimum pension liability position. Accordingly, as required by U.S. GAAP pension accounting rules, the company has reclassified its $1.26 billion prepaid pension asset from Other Comprehensive Income to a prepaid pension asset on its balance sheet.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide technology services and solutions company. Our consultants apply Unisys expertise in consulting, systems integration, outsourcing, infrastructure, and server technology to help our clients achieve secure business operations. We build more secure organizations by creating visibility into clients' business operations. Leveraging Unisys 3D Visible Enterprise, we make visible the impact of their decisions-ahead of investments, opportunities and risks. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, contract values or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release concerning the company's cost reduction plan are subject to the risk that the company may not implement the planned headcount reductions as quickly as currently planned, which could affect the timing of anticipated cost savings. The amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the U.S. Statements in this release regarding the expected effects of the company's focused investment and sales and marketing strategies are based on various assumptions, including assumptions regarding market segment growth, client demand and the proper skill set of and training for sales and marketing management and personnel, all of which are subject to change. Statements in this release regarding the revenue increase anticipated from the new iPSL arrangements are based on assumptions regarding iPSL processing volumes and costs over the 2006-2010 timeframe. Because these volumes and costs could change, the amount of anticipated revenue is not guaranteed. In addition, because iPSL is paid by its customers in British pounds, the U.S. dollar amount of revenue recognized by Unisys is subject to currency exchange rate fluctuations. Other risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

PRESENTATION OF INFORMATION IN THIS PRESS RELEASE
This release presents information that excludes pension expense. This financial measure is considered non-GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles. A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure, as well as disclosure of the reasons why the company uses this measure, is included in the financial information accompanying this release.

###

RELEASE NO.: 0418/8646
http://www.unisys.com/about__unisys/news_a_events/04188646.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                                      Three Months
                                      Ended March 31
                                    ------------------
                                      2006      2005
                                    --------  --------
Revenue
  Services                          $1,176.4  $1,107.7
  Technology                           211.4     258.9
                                    --------  --------
                                     1,387.8   1,366.6
Costs and expenses
  Cost of revenue:
    Services                         1,076.5     981.4
    Technology                         109.4     124.9
                                    --------  --------
                                     1,185.9   1,106.3
  Selling, general and
    administrative                     295.4     261.6
  Research and development              75.3      64.9
                                    --------  --------
                                     1,556.6   1,432.8
                                    --------  --------
Operating loss                        (168.8)    (66.2)

Interest expense                        19.8      12.6
Other income
 (expense), net                        153.4       0.5
                                    --------  --------
Loss before income taxes               (35.2)    (78.3)
Benefit for income taxes                (7.3)    (32.8)
                                    --------   -------
Net loss                              ($27.9)   ($45.5)
                                    ========  ========
Loss per share
Basic                                ($  .08)  ($  .13)
                                    ========  ========
Diluted                              ($  .08)  ($  .13)
                                    ========  ========
Shares used in the per share
  computations (thousands):
  Basic                              342,458   338,248
                                    ========  ========
  Diluted                            342,458   338,248
                                    ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2006
------------------
Customer revenue      $1,387.8              $1,176.4      $211.4
Intersegment                       ($42.6)       3.4        39.2
                      --------   --------   --------    --------
Total revenue         $1,387.8     ($42.6)  $1,179.8      $250.6
                      ========   ========   ========    ========

Gross profit percent     14.5%                 15.2%       41.9%
                      ========              ========    ========
Operating loss
  percent               (12.2%)                (0.9%)      (5.4%)
                      ========              ========    ========
Three Months Ended
March 31, 2005
------------------
Customer revenue      $1,366.6              $1,107.7      $258.9
Intersegment                       ($59.9)       4.8        55.1
                      --------   --------   --------    --------
Total revenue         $1,366.6     ($59.9)  $1,112.5      $314.0
                      ========   ========   ========    ========

Gross profit percent     19.0%                 11.0%       47.7%
                      ========              ========    ========
Operating profit
  (loss) percent         (4.8%)                (6.8%)       6.1%
                      ========              ========    ========

* 2006 results exclude charges for cost reductions and related actions booked in March 2006

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                         March 31,   December 31,
                                           2006         2005
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $980.2       $642.5
 Accounts and notes receivable, net        1,066.4      1,111.5
 Inventories
   Parts and finished equipment              100.8        103.4
   Work in process and materials              88.0         90.7
 Deferred income taxes                        88.1         68.2
 Prepaid expense and other
   current assets                            158.1        137.0
                                        ----------   ----------
 Total                                     2,481.6      2,153.3
                                        ----------   ----------
Properties                                 1,339.3      1,320.8
 Less accumulated depreciation
   and amortization                          963.7        934.4
                                        ----------   ----------
 Properties, net                             375.6        386.4
                                        ----------   ----------
Outsourcing assets, net                      407.0        416.0
Marketable software, net                     320.4        327.6
Investments at equity                          1.1        207.8
Prepaid pension cost                       1,333.2         66.1
Deferred income taxes                        138.4        138.4
Goodwill                                     192.1        192.0
Other long-term assets                       138.3        141.3
                                        ----------   ----------
 Total                                    $5,387.7     $4,028.9
                                        ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                               $19.7        $18.1
 Current maturities of long-term debt         58.7         58.8
 Accounts payable                            445.3        444.6
 Other accrued liabilities                 1,403.0      1,293.3
                                        ----------   ----------
 Total                                     1,926.7      1,814.8
                                        ----------   ----------
Long-term debt                             1,049.1      1,049.0
Accrued pension liabilities                  351.9        506.9
Other long-term liabilities                  679.1        690.8
Stockholders' equity (deficit)
 Common stock                                  3.5          3.4
 Accumulated deficit                      (2,136.0)    (2,108.1)
 Other capital                             3,922.8      3,917.0
 Accumulated other comprehensive loss       (409.4)    (1,844.9)
                                        ----------   ----------
 Stockholders' equity (deficit)            1,380.9        (32.6)
                                        ----------   ----------
 Total                                    $5,387.7     $4,028.9
    ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                            Three Months Ended
                                                 March 31
                                            -------------------
                                              2006        2005
                                            -------     -------
Cash flows from operating activities
Net loss                                     ($27.9)     ($45.5)
Add (deduct) items to reconcile
 net loss to net cash provided
 by operating activities:
Equity loss                                     4.3         4.3
Employee stock compensation
 expense (income)                               1.7         (.4)
Depreciation and amortization
 of properties                                 30.3        30.0
Depreciation and amortization of
 outsourcing assets                            35.0        34.7
Amortization of marketable software            33.1        28.5
Gain on sale of NUL shares
 and other investments                       (153.2)
Increase in deferred income taxes, net        (19.8)        (.3)
Decrease in receivables, net                   67.0        90.5
Decrease (increase) in inventories              4.3        (6.5)
Increase (decrease) in accounts
 payable and other accrued liabilities         94.5      (225.1)
(Decrease) increase in other
 liabilities                                  (14.6)       97.7
Increase in other assets                      (30.8)      (16.4)
Other                                           3.0        35.3
                                            -------     -------
Net cash provided by operating
  activities                                   26.9        26.8
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  1,869.3     1,779.9
 Purchases of investments                  (1,870.6)   (1,776.8)
 Investment in marketable software            (27.1)      (33.0)
 Capital additions of properties              (21.6)      (22.4)
 Capital additions of outsourcing assets      (24.6)      (41.9)
 Proceeds from sale of NUL shares
  and other investments                       380.6
                                            -------     -------
Net cash provided by (used for)
  investing activities                        306.0       (94.2)
                                            -------     -------
Cash flows from financing activities
 Net proceeds from
  short-term borrowings                         1.6         1.7
 Proceeds from employee stock plans              .6         6.6
 Payments of long-term debt                              (150.3)
                                            -------     -------
Net cash provided by (used for)
  financing activities                          2.2      (142.0)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                           2.6        (9.5)
                                            -------     -------
Increase (decrease) in cash
 and cash equivalents                         337.7      (218.9)
Cash and cash equivalents, beginning of
 period                                       642.5       660.5
                                            -------     -------
Cash and cash equivalents, end of period     $980.2      $441.6
                                            =======     =======

Reconciliation of GAAP to Non-GAAP
Financial Information

The preceding release presents information with and without pension expense. Unisys believes that this information will enhance an overall understanding of its financial performance due to the significant change in pension expense from period to period and the non-operational nature of pension expense.
The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

                        UNISYS CORPORATION
                RECONCILIATION OF GAAP TO NON-GAAP
                CONSOLIDATED STATEMENTS OF INCOME
                (Millions, except per share data)

                                        Three Months Ended
                                           March 31, 2006
                                   -----------------------------
                                    US GAAP     Less     Without
                                      as      Pension    Pension
                                   Reported   Expense    Expense
                                   --------   --------  --------
Revenue                            $1,387.8             $1,387.8

Costs and expenses
  Cost of revenue                   1,185.9     ($7.7)   1,178.2
  Selling, general and
    administrative                    295.4      (1.8)     293.6
  Research and development             75.3       1.6       76.9
                                   --------   --------  --------
                                    1,556.6      (7.9)   1,548.7
                                   --------   --------  --------
Operating loss                       (168.8)      7.9     (160.9)

Interest expense                       19.8                 19.8
Other income
 (expense), net                       153.4                153.4
                                   --------   --------  --------
Loss before
 income taxes                         (35.2)      7.9      (27.3)
Benefit for
 income taxes                          (7.3)      5.8       (1.5)
                                   --------   --------  --------
Net loss                             ($27.9)     $2.1     ($25.8)
                                   ========   ========  ========
Loss per share                      ($  .08)   $  .00    ($  .08)
                                   ========   ========  ========

                                        Three Months Ended
                                          March 31, 2005
                                   -----------------------------
                                    US GAAP     Less     Without
                                      as      Pension    Pension
                                   Reported   Expense    Expense
                                   --------   --------  --------
Revenue                            $1,366.6             $1,366.6

Costs and expenses
  Cost of revenue                   1,106.3    ($32.8)   1,073.5
  Selling, general and
    administrative                    261.6      (9.1)     252.5
  Research and development             64.9      (4.9)      60.0
                                   --------   --------  --------
                                    1,432.8     (46.8)   1,386.0
                                   --------   --------  --------
Operating income (loss)               (66.2)     46.8      (19.4)

Interest expense                       12.6                 12.6
Other income
 (expense), net                         0.5                  0.5
                                   --------   --------  --------
Income (loss) before
 income taxes                         (78.3)     46.8      (31.5)
Provision (benefit) for
 income taxes                         (32.8)     15.0      (17.8)
                                   --------   --------  --------
Net income (loss)                    ($45.5)    $31.8     ($13.7)
                                   ========   ========  ========
Earnings (loss) per share           ($  .13)   $  .09    ($  .04)
                                   ========   ========  ========

                        UNISYS CORPORATION
                 RECONCILIATION OF GAAP TO NON-GAAP
                   SEGMENT RESULTS OF OPERATIONS
                            (Millions)

                                  Three Months Ended
                                    March 31, 2006
                              ---------------------------
                                         Less    Without
                                 As     Pension  Pension
                              Reported  Expense  Expense
                              --------  -------- --------
Services Segment *
  Total revenue               $1,179.8           $1,179.8
  Gross profit                   179.1    ($8.1)    187.2
   % of revenue                   15.2%              15.9%
  Operating loss                 (10.5)    (9.6)     (0.9)
   % of revenue                   -0.9%              -0.1%

Technology Segment *
  Total revenue                  250.6              250.6
  Gross profit                   105.1      0.4     104.7
   % of revenue                   41.9%              41.8%
  Operating loss                 (13.5)     1.7     (15.2)
   % of revenue                   -5.4%              -6.1%

Total Company
  Total revenue                1,387.8            1,387.8
  Gross profit                   201.9     (7.7)    209.6
   % of revenue                   14.5%              15.1%
  Operating loss                (168.8)    (7.9)   (160.9)
   % of revenue                  -12.2%             -11.6%

                                  Three Months Ended
                                    March 31, 2005
                              ---------------------------
                                         Less    Without
                                 As     Pension  Pension
                              Reported  Expense  Expense
                              --------  -------- --------
Services Segment
  Total revenue               $1,112.5           $1,112.5
  Gross profit                   122.2   ($31.8)    154.0
   % of revenue                   11.0%              13.8%
  Operating income (loss)        (75.1)   (39.4)    (35.7)
   % of revenue                   -6.8%              -3.2%

Technology Segment
  Total revenue                  314.0              314.0
  Gross profit                   149.7     (1.0)    150.7
   % of revenue                   47.7%              48.0%
  Operating income                19.3     (7.4)     26.7
   % of revenue                    6.1%               8.5%

Total Company
  Total revenue                1,366.6            1,366.6
  Gross profit                   260.3    (32.8)    293.1
   % of revenue                   19.0%              21.4%
  Operating income (loss)        (66.2)   (46.8)    (19.4)
   % of revenue                   -4.8%              -1.4%

* 2006 results exclude charges for cost reductions and related actions booked in March 2006